Deere & Company	Exhibit 99.2
Other Financial Information	(Furnished herewith)

For the Three Months Ended	Equipment Operations		Agriculture and Turf		Construction and Forestry
	January 29	January 31	January 29	January 31	January 29	January 31
Dollars in millions	2017	2016	2017	2016	2017	2016

Net Sales	$4,698	$4,769	$3,598	$3,600	$1,100	$1,169
Average Identifiable Assets
With Inventories at LIFO	$11,596	$11,800	$8,591	$8,615	$3,005	$3,185
With Inventories at Standard Cost	$12,870	$13,062	$9,627	$9,651	$3,243	$3,411
Operating Profit	$247	$214	$213	$144	$34	$70
Percent of Net Sales	5.3%	4.5%	5.9%	4.0%	3.1%	6.0%
Operating Return on Assets
With Inventories at LIFO	2.1%	1.8%	2.5%	1.7%	1.1%	2.2%
With Inventories at Standard Cost	1.9%	1.6%	2.2%	1.5%	1.0%	2.1%
SVA Cost of Assets	$(386)	$(392)	$(289)	$(289)	$(97)	$(103)
SVA	$(139)	$(178)	$(76)	$(145)	$(63)	$(33)

For the Three Months Ended	Financial Services
	January 29	January 31
Dollars in millions	2017	2016
Net Income Attributable to Deere & Company	$114	$129
Average Equity	$4,442	$4,455
Return on Equity	2.6%	2.9%
Operating Profit	$169	$194
Average Equity	$4,442	$4,455
Cost of Equity	$(164)	$(166)
SVA	$5	$28

The Company evaluates its business results based on accounting principles generally accepted in the United States. In addition, it uses a metric referred to, as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined based on performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 15 percent of the segment’s average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

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